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Exhibit 99.1

        News Release

Media Contact:
Al Butkus—(816) 701-6316

Investor Contact:
Neala Clark—(816) 467-3562

AQUILA'S ACQUISITION OF COGENTRIX UNCERTAIN

        KANSAS CITY, MO, July 31, 2002—Aquila, Inc. (NYSE: ILA) announced today that recent downgrades of Dynegy's credit ratings, together with other adverse circumstances and events, have decreased the likelihood that Aquila's acquisition of privately held Cogentrix Energy can be completed as planned. The pending transaction includes a purchase price of $415 million and the assumption of recourse and non-recourse debt.

        Dynegy's downgrades by Standard & Poor's, Fitch Ratings and Moody's Investors Service are expected to cause a Dynegy subsidiary to default under a sizeable agreement to purchase power from a Cogentrix subsidiary, calling into question the Aquila-Cogentrix agreement. Aquila signed a definitive agreement on April 29 to purchase 15 Cogentrix combined-cycle power plants in service or under construction.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns and operates power generation and mid-stream natural gas assets. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

The terms "can be" and "are expected" and similar terms identity forward-looking information. Naturally, all forward-looking statements involve risk and uncertainty and actual events could be materially different. The following important factors, among others, could cause actual events to differ materially from those set forth in the forward-looking statements: financial market conditions, actions by credit rating agencies, and changes in interest rates; prices of natural gas and electricity; and the future economic condition of the customers served by Cogentrix. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur.

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  Exhibit 99.1